Exhibit 99.1
[Servotronics, Inc. Letterhead]

1110 Maple Street  ◆ P.O. Box 300  ◆ Elma, New York 14059-0300  ◆ 716-655-5990  ◆FAX 716-655-6012

May 13, 2011
SERVOTRONICS, INC. ANNOUNCES
1ST QUARTER RESULTS
FOR THE PERIOD ENDED MARCH 31, 2011

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported net income of $418,000 (or $0.21 per share Basic - $0.19 per share Diluted) on revenues of $8,275,000 for the first quarter ended March 31, 2011 as compared to net income of $622,000 (or $0.32 per share Basic - $0.29 per share Diluted) on revenues of $7,884,000 for the comparable period ended March 31, 2010. The 5% increase in revenues is attributable to increased product sales at the Company’s Advanced Technology Group (ATG) which exceeded a decrease in product sales at the Consumer Products Group (CPG). Net income was adversely affected by product mix, write-off of start-up costs related to new product lines/products, product development expenses and ramp-up costs to meet customers’ forecasted increases in product requirements. Cost containment efforts, operational consolidation evaluations, equipment updating, procurement cost reductions, outsourcing and other front-end expense producing activities that are necessary to produce long-term benefits are continuing with high priority.

As the Company previously reported, certain major manufacturers of commercial aircraft have publicly announced that they have implemented plans to ramp-up production to support their customers’ forecasted increases in aircraft deliveries in 2011, 2012 and beyond. Aircraft component suppliers such as Servotronics have been customer advised to increase their manufacturing capabilities to support the forecasted increases in aircraft production. Although certain economists are stating that the current recession is in a recovery mode that may have the potential to be self-sustainable, they are also cautioning that the economy is subject to inflationary pressures that result from the substantial U.S. Government increases in the money supply that were originally intended to support and stimulate the economy. In 2010, the domestic Aerospace Industry’s exports exceeded foreign Aerospace Industry imports by approximately a plus $50 billion – down by approximately $2 billion year to year. The total net effects of the Japanese earthquakes and the extensive damage to certain Japanese nuclear power plants on the world economy are yet to be fully quantified and, when quantified, are not expected to significantly affect Servotronics.

Government procurements are expected to continue to be volatile and may result in significant period to period product delivery variances at the CPG and, to a lesser degree, at the ATG. The Company’s aggressive marketing efforts are enhanced by ongoing product developments at both the ATG and the CPG. The Company continues to expand its capabilities by adding product lines, new products and resources to the Company’s inventory of skills and expertise while simultaneously evaluating operational consolidation alternatives. The Company’s product developments, expanded capabilities and the recovering global economy are expected to be beneficial to the Company’s operations and the formation of a larger foundation for future growth.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE Amex